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EXHIBIT 99.3

                         FIRSTFED AMERICA BANCORP, INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

         In my role as a senior financial officer of FIRSTFED AMERICA BANCORP, INC., I agree that I will adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct. To the best of my knowledge and ability, I will:

1. act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

2. provide constituents with information that is accurate, complete, objective, relevant, timely and understandable;

3. comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

4. act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated;

5. respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose;

6. share knowledge and maintain skills important and relevant to my constituents' needs;

7. proactively promote ethical behavior as a responsible partner among peers in my work environment; and

8. responsibly use and control all assets and resources employed or entrusted to me.

_______________________________            ______________________________
[Signature]                                [Date]